Exhibit 99.1

China Valves Technology, Inc. Announces First Quarter 2010 Results

KAIFENG, China, May 13 /PRNewswire-Asia-FirstCall/ -- China Valves Technology, Inc. (Nasdaq: CVVT) ("China Valves" or the "Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three months ended March 31, 2010.

First Quarter 2010 Highlights

--	First quarter net revenue reached $26.8 million, up 54.7% year-over-year

--	Gross profit increased 65.2% year-over-year to $13.9 million

--	Gross profit margin was 51.7% compared to 48.5% for the first quarter 2009

--	Net income rose 123.0% to $6.6 million or $0.19 per fully diluted share, compared to $3.0 million, or $0.10 per fully diluted share, for the first quarter of 2009

--

Adjusting for non-recurring gains from acquisitions and non-cash items related to the change in fair value of derivative instruments, adjusted net income was $7.0 million, or $0.20 per diluted share, an increase of 106.5% from adjusted net income of $3.4 million, or $0.12 per diluted share, for the first quarter of 2009

--	Completed the acquisition of Able Delight (Changsha) Valve Co., Ltd.

--	Signed Strategic Cooperation Frame Agreement with Dongfang Electric

--	Closed the acquisition of Yangzhou Rock Valve Technology Co. Ltd.

"China Valves has begun the year on a strong note, achieving substantial growth in both revenues and net income, while increasing gross margin. During the first quarter of 2010, we focused primarily on developing, manufacturing and selling high-quality metal valves for our core markets in thermal power generation and water supply sectors, while further developing sales to the petrochemical, oil and gas, and nuclear sectors. As an example of this strategy, our Kaifeng subsidiary, traditionally supplying thermal power plants, has started promoting gated globe check valves to the petrochemical industry," said Mr. Siping Fang, the Chairman and CEO of China Valves. "We closed two significant acquisitions in the beginning of the year, which have helped us raise our profile within the water supply and petrochemical industries. Moreover, we completed our largest acquisition to date following the close of the first quarter, which we believe will introduce us to a wider range of verticals and broaden our product portfolio."

First Quarter 2010 Results

For the quarter ended March 31, 2010, our total revenue was $26.8 million, up 54.7% from $17.3 million in the same quarter last year. This revenue growth was mainly due to a significant increase in sales volume of the Company's innovative high-temperature and high-pressure power station gate valves. These are two-way metal-sealing butterfly valves with a wide variety of industrial applications. The Company also expanded sales of its valves in the petrochemical, oil and gas, and nuclear power segments while strengthening its position in the water supply and thermal power sectors.

Gross profit for the quarter was $13.9 million, an increase of 65.2% from $8.4 million for the same period of 2009. Gross margin was 51.7% for the quarter, an increase of 320 basis points from 48.5% for the same period in 2009 as a result of lower production costs per unit due to strengthened production cost control and the application of new materials, as well as improved internal production efficiency.

Selling expenses increased 28.6% year-over-year to $1.4 million from $1.1 million in the same quarter of 2009. This increase is primarily attributable to increased sales commissions relating to the Company's higher sales revenue. However, with the strengthened cost control policy, sales expenses as a percentage of revenue were 5.4% for the first quarter of 2010 compared with 6.4% for the same period in 2009.

General and administrative expenses increased 17.9% to $3.0 million from $2.6 million in the first quarter of 2009. The increase was primarily attributable to increased expenses related with the growth of sales, higher administrative expense associated with business expansion and expenses incurred from the asset acquisitions completed in the first quarter of 2010.

Research and development expenses were $74,203, compared to $5,679 in the first quarter of 2009. The increased was mainly due to increased number of projects under development.

Total other expenses were $0.4 million for the first quarter of 2010, compared with $0.5 million for the same period in the previous year. The decrease was mainly due to a $1.0 million gain from acquisitions for the first quarter 2010, offset by non-cash expenses related to changes in fair value of warrant liabilities of $1.4 million, compared with non-cash expenses from the change in fair value of warrant liabilities of $0.4 million for the first quarter last year.

Income tax expense was $2.3 million, compared to $1.3 million for the first quarter of 2009. Income tax increased mainly due to increased taxable earnings.

Net income for the first quarter 2010 was $6.6 million, compared with $3.0 million for the corresponding quarter 2009. Diluted earnings per share were $0.19 for the first quarter 2010, compared to diluted earnings per share of $0.10 for the first quarter 2009. After adjusting for the aforementioned gain of $1.0 million from acquisitions and non-cash expenses of $1.4 million related to changes in fair value of derivative instruments for the first quarter of 2010 and $0.4 million in non-cash expenses related to changes in fair value of derivative instruments for the first quarter of 2009, the Company achieved net income of $7.0 million, or $0.20 per diluted share for the first quarter of 2010 compared with $3.4 million, or $0.12 per diluted share, for the first quarter of 2009. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information. The Company had 34,505,529 weighted average diluted shares outstanding in the first quarter of 2010 compared with 28,891,179 in the first quarter of 2009.

Financial Condition

As of March 31, 2010, China Valves had $9.6 million in cash and cash equivalents, $47.7 million in working capital and a current ratio of 2.7:1. Days sales outstanding were 124 compared with 142 for the corresponding period last year. The Company had no long-term debt on its balance sheet. Shareholders' equity stood at $145.0 million, compared with $113.4 million as of December 31, 2009.

The Company generated $3.4 million in cash from operating activities for the first quarter 2010, compared with $3.2 million in the same period in 2009. The increase in cash flow from operation was mainly due to higher net income, partially offset by an increase in accounts receivable.

The Company used $31.0 million for investing activities for the three months ended March 31, 2010, mainly due to cash paid for acquisitions and deposits. In the same period, the Company had $22.7 million in cash flow from financing activities, mainly due to proceeds from a public offering.

As of March 31, 2010, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

In April 2010, China Valves closed the acquisition of Shanghai Pudong Hanwei Valve Co. Ltd. ("Hanwei Valve") for a total consideration of $21 million. For fiscal year 2010, the Company expects Hanwei Valve to contribute $20 million in revenue and $5 million in net income to the Company.

In April 2010, the Company's subsidiary Able Delight (Changsha) Valve Co., Ltd. produced two DN 5500 D 341X-6 valves measuring 5.5 meters in diameter, the largest valves ever produced in China. The valves have been successfully installed in the Shanghai Qingcaosha Water Resources Project and will be operational soon.

Business Outlook

The Company's main growth initiatives for 2010 involve consolidating sales of different subsidiaries through sales headquarters in Shanghai to improve sales efficiency, promote products across different regions, increase synergies between operating subsidiaries, increase sales to the petrochemical industry, and optimize valve designs to reduce waste from the casting process. The Company also continues to seek and evaluate potential acquisitions.

"So far in 2010, we have a number of milestones to celebrate as we continue executing our growth strategy. The acquisition of Hanwei Valve is an important step towards diversifying our product portfolio by adding sophisticated products and patented applications. It will improve our position in key end-user markets such as the petrochemical industry, help us enter new end-user markets such as bioengineering, and strengthen our distribution network in our core end-user markets in water supply and power generation sectors. Moreover, we believe that increased collaboration between our different subsidiaries in combination with our trailblazing products will make 2010 a highly successful year for China Valves," concluded Mr. Fang.

The Company reiterates its net income guidance of $40 million.

Conference Call

The Company will host a conference call at 8:00a.m. EDT on Thursday, May 13, 2010 to discuss the first quarter fiscal year 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2871. International callers should dial +1(702) 224-9509. When prompted by the operator, mention the conference passcode 74824027. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, May 13, 2010 at 9:00 a.m. EDT. To access the replay, please dial (800) 642-1687 and enter the passcode 74824027. International callers should dial +1(706) 645-9291 and enter the same passcode, 74824027.

Adjusted Financial Measures

To supplement the Company's condensed consolidated financial statements for the three months ended March 31, 2010 and March 31, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions and changes in fair value of derivative instruments. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	Three Months Ended March 31,
	2010	2009

Net Income	6,616,225	2,967,351
Add back (Deduct):
Changes in fair value of derivative instruments	1,354,174	400,000
Gains from Acquisitions	(1,016,198)	--
Adjusted Net Income	6,954,201	3,367,351

Diluted EPS	0.19	0.10
Add back (Deduct):
Changes in fair value of derivative instruments	0.04	0.01
Gains from Acquisitions	(0.03)	--

Adjusted EPS	0.20	0.12
Weighted average diluted shares outstanding	34,505,529	28,891,179

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

For more information, please contact:

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations
Tel: +1-650-281-8375
+86-139-2527-9478
Email: raychen@cvalve.net

Ichi Shih, CFO
Tel: +86-371-8600-9111
Email: ichi.shih@cvalve.com
Web: http://www.cvalve.com

CCG Investor Relations
Linda Salo, Sr. Financial Writer
Tel: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	Three months ended
	March 31,
	2010	2009

SALES	$26,784,237	$17,313,881

COST OF GOODS SOLD	12,924,701	8,921,812

GROSS PROFIT	13,859,536	8,392,069

OPERATING EXPENSES:
Selling	1,434,077	1,114,937
General and administrative	3,019,113	2,561,608
Research and development	74,203	5,679
Total operating expenses	4,527,393	3,682,224

INCOME FROM OPERATIONS	9,332,143	4,709,845

OTHER EXPENSE (INCOME):
Other expense (income), net	34,789	(15,370)
Gain from acquisition	(1,016,198)	--
Interest and finance expense, net	34,786	71,449
Change in fair value of warrant liabilities	1,354,174	400,000
Total other expense (income), net	407,551	456,079

INCOME BEFORE PROVISION FOR INCOME TAXES	8,924,592	4,253,766

INCOME TAX EXPENSE	2,308,367	1,286,415

NET INCOME	6,616,225	2,967,351

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain (loss)	33,779	(8,884)
COMPREHENSIVE INCOME	$6,650,004	$2,958,467

BASIC EARNINGS PER SHARE:
Weighted average number of shares	34,258,130	28,891,179
Earnings per share	0.19	0.10

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	34,505,529	28,891,179

Earnings per share	$0.19	$0.10

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

ASSETS
	March 31,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$9,634,218	$14,485,408
Restricted cash	988,578	1,047,389
Notes receivable	900,738	414,193
Accounts receivable, net of allowance for doubtful accounts of $1,095,595 and $908,338 as of March 31, 2010 and December 31, 2009, respectively	41,631,106	32,341,042
Other receivables	4,550,855	4,481,610
Other receivables - Related party	--	--
Inventories	16,791,910	9,246,801
Advances on inventory purchases	984,990	1,321,914
Advances on inventory purchases - related party	--	385,066
Prepaid expenses	199,960	246,046
Rental prepayment - short-term	523,036	307,630
Total current assets	76,205,391	64,277,099

PLANT AND EQUIPMENT, net	36,786,936	28,468,866

OTHER ASSETS:
Accounts receivable - retainage, long term	1,270,025	1,523,395
Deposit for acquisition	21,308,909	13,215,650
Advances on equipment purchases	165,522	654,931
Rental prepayment - long-term	--	307,630
Long term receivable	440,100	440,100
Goodwill	20,811,767	20,811,767
Intangibles, net of accumulated amortization	18,126,526	9,639,180
Other investments, at lower of cost or market	764,515	764,515
Total other assets	62,887,364	47,357,168

Total assets	$175,879,691	$140,103,133

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable - trade	$9,012,262	$6,953,499
Accounts payable - related parties	692,348	--
Short term loans	4,688,831	5,048,246
Short term loans - related parties	--	184,517
Other payables	2,318,338	2,662,930
Other payables - related party	1,647,120	1,707,353
Notes payable	293,400	733,500
Accrued liabilities	2,135,641	2,033,626
Customer deposits	3,999,559	3,325,906
Taxes payable	3,697,804	2,293,346
Total current liabilities	28,485,303	24,942,923

WARRANT LIABILITIES	2,467,791	1,730,837

Total liabilities	30,953,094	26,673,760

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 34,560,309 shares and 31,727,212 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	34,560	31,726
Additional paid-in-capital	95,379,329	70,534,943
Statutory reserves	6,387,948	5,534,575
Retained earnings	36,939,079	31,176,227
Accumulated other comprehensive income	6,185,681	6,151,902

Total shareholders' equity	144,926,597	113,429,373

Total liabilities and shareholders' equity	$175,879,691	$140,103,133

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, (Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,616,225	$2,967,351
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	766,284	308,066
Amortization	139,008	23,234
Bad debt provision	187,193	795,771
Gain on acquisition	(1,016,198)	--
(Gain) loss on disposal of fixed assets	--	(46,514)
Stock compensation cost	20,247	--
Change in fair value of warrant liabilities	1,354,174	400,000
Change in operating assets and liabilities:
Note receivable	(486,379)	392,376
Accounts receivable-trade	(6,917,138)	(2,699,929)
Restricted cash due to sales covenant	(2,301)	--
Other receivables	513,084	(156,704)
Inventories	(837,108)	660,672
Advance on inventory purchases	336,809	109,791
Advance on inventory purchases-related party	377,991	163,986
Prepaid expenses	130,851	42,420
Accounts receivable - retainage	(2,303,668)	--
Accounts payable-trade	2,058,062	(215,690)
Accounts payable-trade - related parties	699,055	--
Other payables	(344,475)	(360,868)
Other payables - related parties	(60,244)	--
Accrued liabilities	101,952	(197,383)
Customer deposits	673,423	543,499
Taxes payables	1,403,979	505,379
Net cash provided by operating activities	3,410,825	3,235,457

CASH FLOWS FROM INVESTING ACTIVITIES:
Advance on equipment purchases	--	(385,554)
Cash paid for acquisitions	(11,980,000)	--
Purchases of plant and equipment	(425,470)	(1,243,333)
Construction in progress	(201,961)	(1,801,017)
Investment deposit	(18,371,681)	--
Net cash used in investing activities	(30,979,111)	(3,429,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	61,113	(105,616)
Repayment of notes payable	(439,950)	(614,851)
Other payables-related party	--	(467,603)
Cash proceeds from public offering and warrant exercised	23,627,259	--
Proceeds from notes payable	--	732,550
Proceeds from short term debt	--	171,826
Proceeds from short term loans-related parties	--	268,447
Repayments of short term loans-related parties	(99,666)	--
Repayments of short term loan- banks and others	(444,081)	--
Net cash used in by financing activities	22,704,676	(15,247)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	12,420	74,877

DECREASE IN CASH	(4,851,191)	(134,817)

CASH and CASH EQUIVALENTS, beginning	14,485,408	16,427,883

CASH and CASH EQUIVALENTS, ending	$9,634,218	16,293,066

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$97,809	$276,737
Cash paid for income taxes	$2,223,508	$1,480,817
Additional Non-cash investing and financing activities